SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant    [   ]

Filed by a Party other than the Registrant    [X]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to § 240.14a-12

eBay Inc.
(Name of Registrant as Specified In Its Charter)

CARL C. ICAHN
ICAHN PARTNERS LP
ICAHN PARTNERS MASTER FUND LP
ICAHN ENTERPRISES G.P. INC.
ICAHN ENTERPRISES HOLDINGS L.P.
IPH GP LLC
ICAHN CAPITAL L.P.
ICAHN ONSHORE LP
ICAHN OFFSHORE LP
BECKTON CORP.
HIGH RIVER LIMITED PARTNERSHIP
HOPPER INVESTMENTS LLC
BARBERRY CORP.
DANIEL A. NINIVAGGI
JONATHAN CHRISTODORO
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)           Title of each class of securities to which transaction applies:

2)           Aggregate number of securities to which transaction applies:

3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)           Proposed maximum aggregate value of transaction:

5)           Total fee paid:

[   ]           Fee paid previously with preliminary materials.

[   ]           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)           Amount Previously Paid:

2)           Form, Schedule or Registration Statement No.:

3)           Filing Party:

4)           Date Filed:

On March 12, 2014, Carl C. Icahn issued the attached open letter to shareholders of eBay Inc. (“eBay”) and also sent the following Tweet relating to eBay under the Twitter handle @Carl_C_Icahn (https://twitter.com/Carl_C_Icahn):

“Read our latest letter to $EBAY shareholders at http://www.shareholderssquaretable.com”

On March 12, 2014, Mr. Icahn also made the following post relating to eBay on Facebook:

“Read our latest letter to $EBAY shareholders at http://www.shareholderssquaretable.com”

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF EBAY INC. WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF EBAY INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A FILED BY CARL C. ICAHN WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 11, 2014 (THE “SCHEDULE 14A”). EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN EBAY INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF EBAY INC. AS DISCLOSED IN THE SCHEDULE 14A.

FOR IMMEDIATE RELEASE

CARL ICAHN ON EBAY:
CONFLICTS OF INTEREST!
OPTIONS BACKDATING SCANDAL!
INVESTMENTS IN DIRECT COMPETITORS!
DEPARTMENT OF JUSTICE INVESTIGATION!
THESE ARE “WORLD-CLASS” DIRECTORS?

New York, New York, March 12, 2014 – Today Carl C. Icahn released the following open letter to stockholders of eBay Inc.:

I believe that the Skype affair, only some of the sordid details of which we recently exposed, represents a complete and utter breakdown in the system of checks and balances that a properly functioning board should provide. Without a strong and independent board that rejects cronyism and is willing to hold management accountable, I believe that eBay stockholders may again suffer a travesty even worse than what was visited upon them when Skype was sold prematurely and $4 billion of upside was lost. I believe strongly that stockholders should vote for our nominees because eBay cries out, like no other company I have ever seen before in my many years on Wall Street, for owner representatives on the board who will act as watchdogs. In my opinion, if this board and management have nothing to hide, then they should have absolutely no objection to having new blood in the boardroom.

By the same token, I believe that if nothing untoward went on with the sale of Skype, and if eBay, CEO John Donahoe, director Marc Andreessen and Chairman and founder Pierre Omidyar truly believe, as they have proclaimed (though not, I believe significantly, under oath), that my claims are “false and misleading,” then the board should have absolutely no reason not to respond to the books and records demand we have submitted pursuant to our right as stockholders under Delaware law in a manner that will permit ALL stockholders to see every page of the documentary evidence. Thus far, the company has offered to show us only certain limited amounts of material responding to our inquiries – and has insisted that all documents produced must be subject to confidentiality restrictions. Why, if there is nothing to hide, would records relating to a 5-year old transaction not be permitted to be shared with ALL stockholders?

We are not confident, based on John Donahoe’s recent interview with the Financial Times1 - in which he lamented the fact that he had stockholders to answer to – that the truth will be forthcoming without the threat of legal process – which is why we continue to press our books and records demand pursuant to Delaware law. The Financial Times article states: “Mr. Donahoe says that his business should be allowed to innovate without shareholder distractions.” And the article quotes Mr. Donahoe as saying: “Every new Silicon Valley company has a dual class of stock to prevent this issue, because innovation has a long-term time horizon.” In any rational world, dual class stock, which is an outrageous scam, would be illegal for public companies. But more importantly, John Donahoe misses the point entirely because the “shareholder distraction” here involves the premature sale of Skype – not innovation with a long-term time horizon. Even more importantly, to me, this attitude of apparent disdain for the rights of the owners of the company (which may be summed up as – “Being a CEO of a public company would be a great job, were it not for those pesky shareholders”) goes a long way toward explaining why the full story of what really happened with Skype seems to us to continue to remain shrouded in the type of fog and mystery often engineered by highly paid public relations consultants and lawyers, the kind of folks who invent undemocratic entrenchment devices like dual class stock so that companies can take stockholder money and then tell them to “sit down and shut up.” It seems to me that we do not know the full story of Skype yet because this board does not believe it should have to explain its failures to the stockholders, who instead should remain silent and be grateful for whatever crumbs we get.

MESSAGE TO EBAY’S BOARD: THESE TYPES OF SHENANIGANS MAY FLY IN COUNTRIES WHERE DECISIONS AFFECTING MILLIONS OF PEOPLE’S LIVES ARE MADE IN SECRET POLITBURO MEETINGS. BUT I BELIEVE ONE OF THE THINGS WHICH MAKES OUR COUNTRY THE GREATEST ON EARTH IS OUR DEMOCRATIC FORM OF GOVERNMENT, WHERE DELIBERATIONS ARE CONDUCTED IN THE LIGHT OF DAY AND OUR LEADERS ARE ACCOUNTABLE TO THE PEOPLE. LEGISLATION SUCH AS THE FREEDOM OF INFORMATION ACT ENSURES THAT NOTHING STAYS BURIED FOR LONG. THE WORDS OF JUSTICE LOUIS BRANDEIS ARE JUST AS RELEVANT TODAY AS THEY WERE IN 1913: “PUBLICITY IS JUSTLY COMMENDED AS A REMEDY FOR SOCIAL AND INDUSTRIAL DISEASES. SUNLIGHT IS SAID TO BE THE BEST OF DISINFECTANTS; ELECTRIC LIGHT THE MOST EFFICIENT POLICEMAN.”2

eBay’s board has stated that our director nominees are “not qualified candidates.” What makes one qualified in their opinion? Being a large stockholder of a direct competitor and interfering, as alleged by the Department of Justice, with eBay’s hiring practices on behalf of said direct competitor (current board nominee, Scott Cook)? Participating in a consortium that buys assets from the company and flips them for a quick and massive profit (current board member, Marc Andreessen)? Failing, as alleged by the SEC, to take steps to ensure that the accounting for stock options was proper and agreeing to disgorgement and civil penalties amounting to over $3.5 million (current board nominee, Fred Anderson)? I have heard nothing of value from John Donahoe or the board in response to our various criticisms – just buzz words and consultant speak, as if repeating the mantra “world class” enough times will make it so. I believe that our nominees look mighty attractive when contrasted with these specimens.

Over the years, many individuals (including myself) whom we have succeeded in placing on boards through proxy contests have routinely been asked to remain on those boards for multiple terms due to the cooperative and congenial manner with which they comport themselves in the boardroom with their fellow fiduciaries. And I believe it is extremely difficult for one to argue that our strategy of obtaining board representation with the goal of restoring a sense of accountability in the corporate suite (which we attempt to employ not only in our investing activities but also in the management of our controlled operating companies) has not been successful. From the beginning of 2000 through the end of last year, the trading price of the stock of my holding company, Icahn Enterprises L.P., increased 1,662%, as compared to 64% for the S&P 500 Index over the same period. It is often the case that only one fresh voice in the boardroom, though he or she may be outvoted in terms of sheer numbers, is all it takes to end years of undue deference to management.

I have been so successful with companies over the years because I have brought in the right CEO. Sometimes convincing boards to make changes takes years, but when change ultimately comes the results are often startlingly good. In just the last year, simply examine our successes at Forest Laboratories and Chesapeake Energy. We believe that at the very least, eBay stockholders must send Donahoe and the board a message that we are very unhappy with the current situation at eBay. In addition to the egregious issues surrounding the Skype transaction, it should also be noted that in just the past year eBay has underperformed its peers. Indeed, from January 1, 2013 through our initial involvement on January 10, 2014, Amazon, Visa and MasterCard returned 60%, 48% and 73%, respectively, while eBay stock returned only 2%.

In our opinion, eBay and PayPal should immediately be separated. It is my firm belief that if this occurred, there would be a number of bidders willing to pay a large premium for an independent PayPal. However, on the other hand, I fear that if left under the management of eBay it will “wither” (as Elon Musk said). I believe that if it is left as a division of eBay, PayPal may well go the way of other former technology greats such as Blackberry, Dell, Eastman Kodak, Polaroid, Nintendo, Xerox, Sony, Palm, and AOL – the same way that Motorola Mobility may have gone had we not been able to convince Motorola’s board to bring in a new CEO and separate the companies – ultimately resulting in a sale to Google.

Sadly in our opinion and the opinion of others eBay does not have years to wait. PayPal is a great company, but it is going to war against strong adversaries such as Google, Apple, Visa, etc. To win a war, you need to have great generals that have proven their competence and loyalty. Unfortunately, it is obvious to us that this is lacking at eBay and PayPal. PayPal must be separated NOW so that great management can be attracted – management that can make the right decision and know when to sell at the right time, not the worst time.

Stockholders, please stay tuned. We are looking forward to sharing with you our business rationale for separating PayPal from eBay. Thank you for your continued support.

Sincerely,

Carl C. Icahn

Follow me on twitter: @Carl_C_Icahn

#notworldclass                                           #spinpaypalnow

Contact: Susan Gordon: (212) 702-4309

If you have questions or need assistance in voting your shares, please call:

Georgeson
480 Washington Blvd, 26th Floor
Jersey City, NJ  07310
(Toll Free) (888) 497-9677
E-mail: spinpaypalnow@georgeson.com

THIS LETTER INCLUDES INFORMATION BASED ON DATA FOUND IN FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INDEPENDENT INDUSTRY PUBLICATIONS AND OTHER SOURCES. ALTHOUGH WE BELIEVE THAT THE DATA IS RELIABLE, WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS PRESENTATION. MANY OF THE STATEMENTS IN THIS PRESENTATION REFLECT OUR SUBJECTIVE BELIEF.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF EBAY INC. WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF EBAY INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A FILED BY CARL C. ICAHN WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 11, 2014 (THE “SCHEDULE 14A”). EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN EBAY INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF EBAY INC. AS DISCLOSED IN THE SCHEDULE 14A.

1 See Ed Hammond et al., Ebay chief defends keeping PayPal, The Financial Times, March 6, 2014 [emphasis added].

2 Louis D. Brandeis, “What Publicity Can Do,” Harper’s Weekly, December 20, 1913.